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                                                                    EXHIBIT 99.3

                     AT EQUITY MARKETING, INC.:
                     Lisa Mueller
                     Director of Investor Relations
                     (323) 932-4034

FOR IMMEDIATE RELEASE

              EQUITY MARKETING ANNOUNCES WARRANT EXCHANGE AGREEMENT
                          WITH CROWN EMAK PARTNERS, LLC

        LOS ANGELES, March 22, 2004 -- Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced that it has entered into a Warrant Exchange Agreement with Crown EMAK Partners, LLC, in which the Company issued to Crown warrants to purchase an aggregate of 916,666 shares of its common stock expiring in March and June 2010 (the "Common Warrants") in exchange for the cancellation of warrants held by Crown to purchase shares of the Company's preferred stock expiring in March and June 2005 (the "Preferred Warrants"). The Preferred Warrants would also have been convertible into 916,666 shares of the Company's common stock at the same exercise prices.

        The Common Warrants issued to Crown in exchange for the Preferred Warrants consist of warrants to purchase 750,000 and 166,666 shares of common stock at exercise prices of $16.00 and $18.00 per share, respectively. Of each tranch of Common Warrants, 47.6% expire on March 29, 2010, and 52.4% expire on June 20, 2010.

        Don Kurz, Chairman and Chief Executive Officer of Equity Marketing, commented on the Warrant Exchange, "We believe this agreement is in the best interests of our shareholders as it will eliminate the preferred dividend payments we would have incurred upon conversion of Crown's previous warrants without causing dilution beyond the terms of our original agreement. Without these preferred dividend payments, the Company will have a greater level of free cash flow available to invest in our organic growth initiatives and future attractive acquisitions.

        "In exchange for foregoing their rights to additional preferred dividends, Crown will receive an extended period of time in which they hold warrants for our common stock. Crown has been a key partner in our efforts to increase the intrinsic value of Equity Marketing, and we are pleased to continue our mutually beneficial relationship," said Mr. Kurz.


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Equity Marketing Announces Warrant Exchange Agreement
Page 2 of 2


        The warrant exchange was reviewed by a committee of Equity Marketing's board of directors consisting entirely of independent directors. In determining that the warrant exchange was fair, from a financial point of view, to Equity Marketing, the independent committee considered, among other things, a fairness opinion of Globalview Advisors LLC, an independent financial advisory services firm. Following the recommendation of the independent committee, the warrant exchange was approved by Equity Marketing's board of directors, with Jeffrey A. Deutschman abstaining from the vote. Mr. Deutschman is a Managing Director of Crown Capital Group, an entity affiliated with Crown EMAK Partners, LLC.

ABOUT EQUITY MARKETING

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Diageo, Kellogg's, Kohl's, Macy's, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

        Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.